Filed Pursuant to Rule 433

Registration Statement No. 333-181669

Pricing Term Sheet

January 9, 2014

Hewlett-Packard Company

2.750% Global Notes due January 14, 2019

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	Baa1 (Moody’s Investors Service) / BBB+ (Standard & Poor’s) / A- (Fitch Ratings)

Trade Date:	January 9, 2014

Settlement Date:	January 14, 2014

Maturity Date:	January 14, 2019

Aggregate Principal Amount Offered:	$1,250,000,000

Coupon:	2.750%

Price to Public (Issue Price):	99.954%

Benchmark:	UST 1.500% due December 31, 2018

Benchmark Yield:	1.740%

Spread to Benchmark:	+102 basis points

Re-offer Yield:	2.760%

Interest Payment Dates:	Semi-annually on January 14 and July 14 of each year, beginning on July 14, 2014

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +20 basis points

CUSIP:	428236BY8

Denominations:	$2,000 × $1,000

Joint Bookrunners:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank

Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, (3) RBS Securities Inc. toll free at 1-866-884-2071 or (4) Wells Fargo Securities, LLC toll free at 1-800-326-5897.